Exhibit 99.p(3)

Business procedure – Code of Conduct			FINAL DRAFT

Last updated:	July 2008	Organisation:	S&AM
Coverage:	Global	Contact:	Risk/Compliance function

Purpose		2

1	Nordea’s values	2

2	Statement of General Principles	3

3	Legal set-up	3

4	Definitions	3

5	Personal account trading rules	4

6	Reporting/certification	7

7	Insider information	7

8	Confidential information and secrecy	8

9	Gifts and event policy	9

10	External engagements	10

11	Sanctions	11

Savings and Asset Management

Purpose

The purpose of the Code of Conduct is to ensure a sound ethical culture for Concerned Persons within Savings and Asset Management (S&AM) in relations to important areas within management of conflicts of interest.

All Nordea employees are obliged to comply with the Group directives and supporting policies, instructions and guidelines applicable to the employees and their areas of responsibility.

The S&AM Code of Conduct is a supplement to the Nordea Group instructions and the Nordea Code of Conduct with the intention to, amongst others, create an overview of the rules that apply to all employees in S&AM.

The Code regulates the following areas:

•	Nordea’s values

•	Personal account trading rules

•	Reporting/Certification

•	Insider information

•	Confidential information and secrecy

•	Gifts and events

•	External Engagements

•	Sanctions of violations

If any doubt should arise as to whether or not a certain conduct is in accordance with the intentions of this Code, you should always seek advice from your local Risk/Compliance Officer.

We strive to ensure that our Customers’ interests are what come first. We take pride in doing our job the best way possible, and therefore our Customers interests are of the utmost importance. Moreover, this procedure reflects S&AM’s way of thinking and therefore takes its natural offspring in Nordea’s values combined with the limitations determined by the rules of law.

1 Nordea’s values

Great customer experiences

•	We think and act with the customer in mind

•	We understand individual customer needs and exceed expectations

•	We deliver professionally

•	We create long-term relationships

It’s all about people

•	We acknowledge that people make the difference

•	We enable people to perform and grow

•	We foster initiative-taking and timely execution

•	We assess performance in an honest and fair way

One Nordea team

•	We team up to create value

•	We work together across the organisation

•	We show trust and assume accountability

•	We make rules and instructions clear and applicable

Savings and Asset Management

2 Statement of General Principles

S&AM owes a fiduciary duty to the Customer and therefore all Concerned Persons shall always place the interests of the Customers first and the interest of S&AM second before their own personal interests.

Concerned Persons may not engage in conduct which is deceitful, fraudulent, or manipulative, or which is likely to jeopardize the integrity of the Customers, S&AM or its Concerned Persons, or which involves false or misleading statements.

Technical compliance with this Code will not automatically insulate any Concerned Persons from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to the Customers. Accordingly, all Concerned Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Customers or between Customers.

3 Legal set-up

S&AM consists of several legal entities that are all covered by the scope of this Code. Nordea Investment Management AB is a Swedish company that has branches in the Nordic region, a subsidiary in Germany and the US, and a representative office in the UK and therefore the rules of several legal systems must be followed simultaneously. The Fund companies consist of Nordea Fonder AB (SE), Nordea Fondbolag Finland Ab (Nordea Rahastoyhtiö Suomi Oy), Nordea Fondene Norge AS (NO). The Nordea Bank AB publ (group) also consists of several entities such as Nordea Bank Norge ASA, Nordea Bank Finland plc and Nordea Bank Danmark A/S. All the above legal entities are wholly owned subsidiaries within the Nordea Group. The Code applies to all employees within the S&AM business unit , irrespective of in which legal entity they are employed (the banks, subsidiaries or branches).

4 Definitions

A) “Concerned Persons”:	shall mean all S&AM employees (irrespective of legal entity) and other categories (e.g. non-permanents) with influence or insight in the S&AM operations.

B) “Closely related person”:	shall include all members of the Concerned Person’s household as well as any account over which the Concerned Person has Beneficial Interest.

C) “Security”:	should be deemed to include any and all stock, investment fund units, debt obligations, index and currency transactions and similar financial instruments of whatever kind, including any right or warrant to purchase a Security, or option to acquire or sell a Security, a group or index of securities or a foreign currency.

Holdings or transactions in financial instruments subject to individual disposal, including investments by Pension-, Life- or Capital Insurances are in scope of the Security definition.

Shares of housing companies, which are bought to gain own property, shall not be considered as Securities.

D) “Beneficial Interest”:	should be deemed to include, but not be limited to, any interest by which a Concerned Person can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security. Transactions performed for the account of spouses, minor children

Savings and Asset Management

or other closely related persons as well as by entities over which the Concerned Person exercises control or influence or by investment pools or comparable groups in which the Concerned Person is a participant are to be considered as beneficial.

E) “Inside information”:	means information of a precise nature, which has not been made public, relating, directly or indirectly, to one or more issuers of securities or to one or more securities and which if it were made public, would be likely to have significant effect on the price of those securities or on the price of related derivative financial instruments.

F) “Confidential Information”:	is information regarding Customers as well as internal information regarding S&AM and Nordea.

H) “Etix System”:	is the employee personal transactions system. Herein, all Concerned Persons’ transactions must be registered by the Concerned Person when implemented in each unit.

I) “Customer”:	Customer is a current or potential customer of S&AM.

5 Personal account trading rules

5.1 General provisions and exceptions

5.1.1 Concerned:

Concerned Persons must consider his/her and S&AM’s reputational risk in relation to his/her involvement in transactions in financial instruments, by own, or on behalf of closely related persons.

5.1.2 Provisions:

Each Concerned Person shall inform his/her closely related persons about these rules in applicable situations. Concerned Persons may not provide or support closely related persons with advice or services regarding investments in Securities, unless the closely related person accepts and obey these rules (including the reporting requirements and rules on minimum holding period) in relation to such investments.

The Concerned Persons are allowed to buy shares and stakes in banks, insurance companies, mortgage institutions, stock-broking firms as well as shares in funds (investment funds, hedge funds etc.).

The Concerned Person may not:

•	Conduct private transactions or provide economic guarantees that can seriously undermine their own private financial standing.

•	Enter into direct transactions in Securities where a Customer is counterpart.

•	Participate in public games/competitions related to fictive investments in financial instruments.

•

Take out loans or make draw downs on approved credit facilities with the intention of buying Securities to be used as collateral of the loans or when the bought Securities or other Securities are furnished as collateral in respect of the loans or credit facilities with the intention to leverage investments. Exempted from this prohibition are:

Savings and Asset Management

•	Loans for buying mortgage bonds with a view to repaying mortgage loans based on the same bond series, and

•	Loans for investing in pension schemes.

•	Enter into margin transactions

•	Trade derivatives. Exempted from this prohibition is:

•	Trading derivatives for hedging risk purposes

•	Conduct transactions in foreign currencies, except when the position is taken for:

•	paying securities, or

•	goods or services, or

•	acquisition of real estate, or

•	normal use for travelling/payments

Norway:

In Norway a list of the brokers used by Nordea Investment Management AB (Norwegian branch), which may not be used by Concerned Persons as well as his/her closely related persons when trading, will be made at least every six months. If applicable, it is the obligation of the Concerned Person to inform its closely related persons about the content of the list.

5.2 Specific restrictions and exceptions

5.2.1 Pre-clearance

All trades (investment fund units and insurance excluded) must be pre-cleared by the Risk/Compliance function.

Pre-clearance requests must be made in the Etix system. If the Etix system is not available, pre-clearance is subject to local procedures.

Pre-clearance may only be requested if the Concerned Person intends to conduct the transaction.

If a trade pre-clearance is denied, the trade must not be executed. Approved pre-clearance requests will apply for two working days from the time of approval. Should the trade not be executed within this timeframe, a new pre-clearance must be collected along with an explanation as to why the first request was not executed.

The Risk/Compliance function will handle the pre-clearance request as soon as possible and according to adopted procedure for Code of Conduct management. Generally, the Risk/Compliance function will consider the following factors in determining whether or not to clear a proposed transaction:

1)	The insider information situation

2)	Holding period

3)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of a Customer;

4)	Whether the risk of a conflict of interest is present; and

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5)	Whether the transaction is likely to affect a Customer adversely

6)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security

5.2.2 Front running

It is never allowed for a Concerned Person to front run a Customer by trading with the intention of receiving a higher return due to the knowledge of a Customer’s upcoming or recently executed trade.

5.2.3 Holding period

Concerned Persons may not make opposite trades in (buy and sell or sell and buy) the same Security within a period of 1 Month. The rule applies no matter which custody account is used for trading.

Exceptions:

•	An exception to this rule is buying/selling mortgage bonds on refinancing or when raising own home loans.

•	Another exception is redemption of fund shares when Concerned Person has a monthly savings scheme to an investment fund.

•	For Concerned Persons in Norway the period for holding securities (investment fund units exempted) after purchase is 12 months. Any exception from this has to be confirmed by the Norwegian FSA.

5.2.4 Research analysts

Research analysts in S&AM Equities and Strategic Investment Advice (SIA) (if they do instrument specific research) are allowed to trade financial instruments in companies in sectors they cover. However, in order to control potential conflicts of interest, analysts are subjected to a number of restrictions regarding their personal account dealing. Therefore the analysts will have to comply with the following rules unless approval granted by Compliance:

•

The analyst(s) must not trade in a financial instrument in a company or sector under coverage while preparing a research report on the company or sector in question. In Norway, analysts are not allowed to trade in the company under coverage for a period of minimum four weeks before the date of publication.

•	Likewise an analyst is not allowed to trade in a company knowing that another research analyst in the Nordea Group (incl. S&AM) is preparing a research report on the relevant company or sector.

•	An analyst may not trade against his or her own recommendation in a company or sector.

•

No analyst is allowed to trade any financial instruments, which have been under research coverage, the same banking day and the banking day after the publication of the research on the specific company or relevant sector. (If a research report also includes stocks where recommendations previously have been published (in a model portfolio or elsewhere), the research analyst is allowed to trade that stock already at the publication day of the research material.)

Savings and Asset Management

5.2.5 Other exceptions

An exemption to prohibited transactions may be granted under special circumstances pursuant to the pre-clearance procedures described in Section 5.2.1.

6 Reporting/certification

6.1 General reporting

All transactions in Securities (investment funds and openings and endings of regular savings plans included) shall be reported in the system Etix. When a Concerned Person executes a trade, he/she must immediately register the trade in the system. This will automatically update the holdings of the Concerned Person and be subject to regular monitoring to ensure compliance with the Code. All violations will automatically be reported by the system.

Pooled transactions must be reported for every Concerned Person whose investments are included in the pool as any transaction done by the Concerned Person itself.

An account where the Concerned Person has turned over full trading authority to someone else (e.g. discretionary pension schemes) and has no ability to effect trades within the account, are not covered by the reporting obligations and the trades conducted on this account should therefore not be registered in the system. If the Concerned Person has any influence on the actual trades on the account, the transactions must be reported as any other transactions according to the rules mentioned above.

All Concerned Persons must register initial holdings in all securities he or she beneficially owns no later than one month after he or she becomes employed. The accuracy of the holding list must be verified annually and no later than on the date specified by the Risk/Compliance function when informing of the required confirmation on a yearly basis. It shall be sufficient for the Concerned Person to certify that the holdings record in Etix is accurate.

All Concerned Persons will be asked to annually certify that they acknowledge the receipt of, understand and obey this Code. By request, the Concerned Person shall register this as a confirmation in the system.

US:

All Concerned Persons shall direct all broker/dealers at which they maintain an account to have duplicate statements and confirmations directed to their local compliance officer. The transaction report must be filed quarterly.

7 Insider information

It is not allowed to buy or sell, to try to buy or sell or induce others to buy or sell financial instruments on the basis of Inside Information that may be of significance to such purchase or sale, regardless of whether such purchase or sale is for profit or not.

It is further not allowed to communicate Inside Information to others unless such communication is effected in the normal course of employment, position or function. As regards the communication etc. of Inside Information the following provisions apply:

•	The employee who (potentially) may have acquired Inside Information must inform the local S&AM Compliance Officer as soon as possible.

•

Inside Information may only be communicated to persons within S&AM who have a job-related need for it. These persons must be told expressly that the information is considered Inside Information and be informed of the conditions for the treatment of such information. They need also to be included in the relevant (S&AM) insider list according to section 7.1 in this instruction

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•	If the insider is an analyst, the local Compliance Officer decides to what extent the analyst may publish and/or continue doing research on the company or sector in question on a case by case basis.

•	Any material containing Inside Information must be kept in a safe place

•	It is not allowed to seek to obtain Inside Information unless for job-related reasons

•	All Insider Information is by nature regarded as sensitive information and must obey the restrictions in section 8.

7.1 Insider list

Each Concerned Person within S&AM is to inform the local Risk/Compliance function if he or she gets in possession of Inside Information or is in doubt as to whether the information is to be regarded as Inside Information. Compliance will decide whether the Concerned Person is to be placed on any Nordea Insider List as long as the possession of Inside Information exists.

S&AM Compliance thereafter notifies the Concerned Persons who due to their position, employment or on a occasional basis have access to Inside Information and who thereby are to be included in the “S&AM Insider List” kept by the Risk/Compliance function. Such Concerned Persons are required to separately acknowledge the duties related to their position as Insiders. Compliance will also notify the Concerend Person when such listing has been removed.

7.2 Reporting of suspicious transactions, price manipulation and certification

S&AM Concerned Persons are to avoid being involved in transactions where insider dealing or manipulation can occur. If a Concerned Person within S&AM suspects that a transaction might constitute insider dealing or market manipulation, he or she is obliged to report such incidents to the local Risk/Compliance function without delay after becoming aware of such a suspicious transaction.

The Risk/Compliance function is responsible for handling reported suspicious transactions and will coordinate further investigation and reporting according to the Nordea Group instructions and/or specific requirements in local law.

8 Confidential information and secrecy

Due to the highly sensitive nature of the information that will come into the possession of S&AM and its Concerned Persons, it is necessary to describe the proper handling of such information to ensure its proper use and to prevent its misuse. Further, this section shall describe the procedure for sending Customer specific data to external third parties.

All Concerned Persons within S&AM must protect our business integrity. Non-public information about S&AM and Customers may not be discussed with third parties. Special discretion is required even in other matters than strictly business related.

In general Concerned Persons should only possess such information that is necessary for the Concerned Person to perform their specific job responsibilities. However, in some instances information sharing across units is a necessity, in which case the specific handling is described in the relevant procedures.

8.1 Bank Secrecy – Customer Information

Handling of Customer information is covered by bank secrecy regulations and similar regulations. This includes all information concerning present, prospective, past or rejected Customers.

Savings and Asset Management

All S&AM Concerned Persons have a duty to maintain the confidentiality of such information. Any external disclosure of Customer information except to the Customer or a person representing the Customer is subject to rigorous restrictions Even exchanging/sharing of Customer information between different companies in the Nordea Group could be subject to limitations. Any disclosure of customer data must be approved by Compliance before the time of the disclosure.

8.2 Personal data protection – Employee Information

Legislation and regulations demanding protection of personal data exists in all countries where S&AM operates. If an employee gathers, processes and distributes personal information about Concerned Persons, it usually requires that the Concerned Person is informed about the processing, or that their consent is given in advance. Contact your local Risk/Compliance Officer for guidance.

8.3 Research material made by S&AM Equities

As part of the analysts’ job and a necessary tool to maintain a good working relationship with issuers whose shares are subject to research, the analysts may at their own discretion forward published research material to the management of such companies. Analysts are, however, not allowed to forward unpublished research material to the companies in question unless the purpose is verification of a specific fact or sequence of facts. If this is done, the analyst must be sure to explain to the company that the purpose is only verification of specific items. Before research material is forwarded, all references to recommendations or target prices must be removed. When unpublished research is sent to a specific company, the analyst must always notify the Local Compliance Officer.

In Norway, it is not allowed to forward unpublished research material to the company in question unless approval has been given by the local Compliance Officer.

8.4 Storing

Employees are responsible for monitoring their own behaviour and shall not share any sensitive information unless it is necessary for proper functioning related tasks or to ensure back up. However, all following information shall be safeguarded:

•	Customer sensitive documentation of an original nature that is deemed critical to S&AM’s business

•	Employee data

•	Other documents that are vital to the ongoing business of S&AM

All of these types of information must be stored in a secured manner that limits access by other personnel.

Each department head shall monitor and be responsible for their department for proper compliance with this procedure. Concerned Persons shall report any violation of this procedure to the local Risk/Compliance function.

9 Gifts and event policy

9.1 Gifts:

Definition

•	Physical presents e.g. wine, pens, watches,

•	Non physical presents e.g. holidays, hotel accommodations, club memberships,

•	S&AM employee’s attendance at sporting, leisure or cultural events paid for, but not attended by the giver of the gift,

Savings and Asset Management

•	Customer or service provider’s attendance at sporting, leisure or cultural events paid for, but not attended by a S&AM employee.

Rules for gifts

•	Employees may not offer, request or accept inappropriate gifts, payments or travel.

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Employees may not accept any gifts with value above Euro 50 from Customers, business associates, suppliers etc. If you receive any gift above an estimated value of Euro 50 you must report it to your local Compliance Officer, who either will ask you to return the gift or obtain approval by a SEM member, that you may keep the gift. Gifts above Euro 150 would normally not be approved.

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Gifts given to business associates have a limit of Euro 50 and at anniversaries/birthdays up to Euro 150. If any business associates are to receive any gifts above Euro 150, approval by a SEM member is required.

•	Any gift - to be given or received - of Euro 50 or above must be reported to Risk/Compliance who will register this in a log

•	Gifts in cash are never accepted.

9.2 Events

Definition

•	Lunches, drinks, dinners, entertainment and travel

Rules for events

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Events provided by or for Customers or service providers in the normal course of business are acceptable. It is very important to find the right balance between Customer nursing and excessive spending. At the same time it is important to ensure equal treatment of “equal” Customers i.e. Customers within the same segment.

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Acting on behalf of S&AM the image of being both an international high-ranking Investment Manager and clearly showing the Nordic tradition and image of reliability and modesty should be ensured. S&AM employees should act with dignity and personal integrity while participating in any entertainment and should – within the set of framework – ensure to meet Customers expectations.

•	S&AM employees do not accept travel and/or trips that are paid for by business associates, if not approved by a SEM member.

For more detailed information on the gifts and event provisions, see the Group Compliance Sound Business Relationship Principles.

10 External engagements

S&AM employees’ external engagements should not interfere with their ability to perform their duties and functions or undermine trust and confidence in Nordea. In cases of uncertainty external engagements should be declared to compliance. All items below should be approved by a SEM member and filed by Risk/Compliance in advance:

•	Major influence in other legal entities,

•	Board position in companies,

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•	Secondary occupation (second jobs),

•	Engagements in lecturing at schools/universities

Engagements in hobbies or charity are not subject to pre-clearance or reporting; as long as they are conducted in the employee’s spare time and the primary motivation is not related to compensation.

11 Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions required by law or determined by S&AM as may be deemed appropriate under the circumstances to achieve the purposes of this Code. Any sanctions to be imposed shall be determined by the Management of S&AM in compliance with the Nordea Group instructions for internal crimes, malpractice and other breaches of internal or external rules and regulations. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution.

Savings and Asset Management